Storm Cat Energy Corporation Announces
2007 Year-end Operating And Financial Results

DENVER, Colorado and CALGARY, Alberta – March 17, 2008 – Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today reported 2007 year-end financial and operating results.

In 2007, Storm Cat achieved several record financial and operating results:

·	Average daily production was 8.641 MMcf/d, a 96% increase over 2006 average daily production;
·	Reserve replacement ratio was 718% in 2007;
·	Year end proved reserves were 44.5 Bcf, a 78% increase over 2006 year end proved reserves;
·	Estimated discounted future net cash flow of proved reserves discounted at 10% was $98.4 million, an increase of 208% over 2006;
·	Total net revenue from gas sales was $16.8 million, a 77% increase over 2006

Storm Cat achieved these record results notwithstanding a very difficult commodity price environment covering almost all of our operations.  2007 presented several challenges to the Rocky Mountains producing region and, specifically, our Powder River Basin (PRB) operations. Insufficient Rockies pipeline takeaway capacity created difficult “gas-on-gas” competition throughout much of the year, resulting in significant natural gas price deterioration.  This difficult price environment forced us to reprioritize our capital budget with the goal of bringing most of our production growth on line at the end of 2007 rather than sequentially throughout the year.

A September fire on the Cheyenne Plains interstate gas pipeline reduced Rockies take-away capacity even further, deteriorating already reduced Rockies gas prices.  As a consequence, we were forced to curtail our production in the third and fourth quarters of 2007.  Fortunately, our hedging allowed us to partially mitigate the impacts of this price collapse and deliverability curtailment.

Finally, certain pipeline interruptions and operational delays occurred in the fourth quarter within our operating areas of the PRB that impacted our ability to maximize production from our properties.  Impacts of interruptions and delays are still being experienced in the first quarter of 2008 as we ultimately recover fully from and advance beyond these impacts.

Storm Cat Energy Chief Executive Officer Joe Brooker commented, “2007 presented significant pricing and associated production challenges to our company.  Notwithstanding these challenges we were still able to substantially increase our PRB reserves and made significant progress in Fayetteville and Elk Valley, including adding proved reserves in Fayetteville.  2008 will be an exciting year for Storm Cat with significantly improved Rockies pricing and our first sales from Fayetteville.  We fully expect to and continue to grow shareholder value through increased production, reserves and cashflow.”

Financial Update (all figures in U.S. Dollars)

Inclusive of hedging, the average realized gas price for the year was $5.31 per thousand cubic feet (Mcf), 9.6% lower than the year ended 2006 average price of $5.88 per thousand cubic feet (Mcf).  Excluding hedging, the realized gas price for the full year 2007 was $3.54 per Mcf.

For the year, the Company reported a net loss of $41.0 million, or $0.51 per share, as compared to a net loss of $6.9 million, or $0.10 per share, for the full-year 2006.  The net loss for the year reflected a $25.0 million impairment expense, incurred in the third quarter, against the book value of our proved properties due to abnormally weak natural gas prices, an impairment of $2.8 million against the book value of our unproved Canadian properties, interest expense of $4.7 million, debt issuance costs related to our Series A and B convertible notes financing of $2.0 million and higher general and administrative expenses, comprised of $0.9 million in increased salaries and a onetime severance payment of $0.4 million.   Stock based compensation decreased to $1.1 million for the year-ended 2007.  Net income for 2007 also reflected a tax benefit of $1.4 million related the Canadian flow through shares. Excluding one-time items and impairment costs, the 2007 net loss would have been $12.2 million, or $0.15 per share.

Gathering and transportation expenses increased approximately $0.4 million from $1.9 million in 2006 to $2.3 million in 2007.  The increase in total expense was a direct result of increased production volumes.  Gathering expense per Mcf decreased, attributable to significantly lower natural gas prices.

Lease operating expenses (excluding taxes) increased approximately $2.4 million to $4.8 million in 2007 compared to $2.4 million in 2006.  The increase is primarily a result of additional wells added from our successful 2007 drilling program and from the full year effects of an acquisition made in the third quarter 2006.  Lease operating expenses increased $0.11 per Mcf from 2006 to 2007.  Most of this increase was due to start-up operating expenses incurred after new wells were placed on production.

Ad valorem and property taxes increased approximately $0.2 million to $1.3 million in 2007 compared to $1.1 million in 2006.  The increase resulted from gas volume increases over the past year.  Ad valorem and property taxes as a percentage of natural gas sales decreased from 11.1% in 2006 to 7.9% in 2007.  Additionally, the decrease in ad valorem and property tax on a per Mcf basis between 2006 and 2007 was due to lower gas prices in the PRB in 2007.

Depreciation, depletion and amortization increased by $4.1 million to $8.0 million in 2007 compared to $3.9 million in 2006.  This increase resulted from increased production resulting from our successful drilling activities over the past year and from an acquisition made in the third quarter of 2006.  The per Mcf rate increased marginally primarily due to additions to the reserve estimate.

Total assets increased 18.4% to $132.6 million in 2007 from $112.00 million in 2006.  The book value of oil and gas properties increased 21.8% to $117.7 million at year-end 2007 from $96.6 million at year-end 2006.  Year-end 2007 oil and gas assets reflect an impairment of $25.0 million recorded in the third quarter of 2007 as results of abnormally low gas prices.

Weighted average shares outstanding for year-end 2007 increased to 80.9 million as compared to 70.4 million at year-end 2006.  The increase in average shares outstanding is attributed to the exercise of outstanding options and vesting of or issuance of restricted share units.

Operations Update (all figures in U.S. Dollars)

Current net production is 12.5 million cubic feet per day (MMcf/d), an increase of 2.5% from 12.2 MMcf/d at year end 2007.  The Company has commenced its 2008 capital drilling program in both the PRB and the Fayetteville and is currently running four rigs in the PRB and one rig in the Fayetteville.

Powder River Basin

In 2007 we invested $23.6 million in capital on our drilling and completion activities in the PRB and grew proved reserves there by 18.3 Bcf, after consideration of production of 3.154 Bcf in 2007.  Our resulting finding and development cost (“F&D”) of $1.29/Mcf is significantly better than the market trend of $2.79/Mcf.

Fayetteville Shale

On the Company’s Fayetteville Shale acreage, located in the Arkoma Basin in Arkansas, drilling operations have commenced and the first 2008 well has been spud.  The Fayetteville Shale project occupies the first priority position for the 2008 capital budget. We anticipate a continual program drilling 12 gross / 8 net wells on our Fayetteville acreage in 2008.  In 2009, we anticipate drilling 24 gross/16 net wells.  Fayetteville provides a very attractive growth opportunity for us for several years.

Construction of the sales pipeline by our third party gatherer is progressing according to plan.  The low pressure gathering system is substantially complete.  The high pressure transportation pipeline connecting to the Ozark pipeline is approximately 75% complete.  The third party gatherer expects that our three wells which were drilled and completed in 2007 and our first wells drilled in 2008 will to be tied in to sales by early second quarter as projected.

Elk Valley, B.C.

In Elk Valley we have nine wells on production and continue to progress in our dewatering efforts.  To advance our de-watering, installation of larger down hole equipment and fluid level sensors is being performed and should be substantially complete in the next two weeks.

During 2007 we invested approximately $9.1 million in Elk Valley to finish completion and commence production of five wells drilled in 2006 and for dewatering operating expenses, miscellaneous repairs and maintenance, and line projects.  Storm Cat’s activities to date have been encouraging resulting in the production of 2,000 to 2,500 barrels of water per day and upwards of 1.3 MMcf/d from the nine producing wells.  Both the observed water and gas rates are a significant step change from the rates observed by the prior operator.

To avoid migrating coal fines and production of hydraulic fracture sand, we intentionally have not withdrawn water at maximum rate to this point.  We have maintained high water levels in the wellbores which in turn exerts hydrostatic pressure against the coal seams, particularly the lower coal seams.

Although significant progress was made on the project during 2007, we believe that in order to fully assess the gas production potential of the project, fluid levels in the producing wellbores must be lowered from the upper coal seams to below the bottom coal seams.  This will then allow evaluation of the unrestricted productive potential (water and gas) of all completed coal seams.

Storm Cat’s fixed-price natural gas hedges are summarized as follows:

2008 remaining– 3,027,840 MMBtu at average price $6.89 CIG
2009 – 3,828,910 MMBtu at average price $7.20 CIG
2010– 1,298,061 MMBtu at average price $6.91 CIG

Financial and operations tables accompany this release.  Please reference the Company’s Annual Report on Form 10-K filed with the
Securities and Exchange Commission and with Canadian securities regulators on SEDAR for important notes to the financial statements.

About Storm Cat Energy
Storm Cat Energy is an independent oil and gas company focused on the exploration, production and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations and, secondarily, from conventional formations. The Company has producing properties in Wyoming's Powder River Basin and Arkansas' Arkoma Basin and exploration and development acreage in Canada. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."

Company Contact:

William Kent
Director,
Investor Relations
Phone: 303-991-5070
www.stormcatenergy.com

Forward-looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to proposed new wells and infrastructure improvements affecting the Company’s operations. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2007.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTS RESPONSIBILITY
FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

SELECT OPERATING DATA

Selected Operating Data:	Year Ended December 31,
	2007	2006	$ Change	% Change
Net natural gas sales volume (MMcf)	3,154.3	1,606.2	1,548.1	96.4%

Natural gas sales (In Thousands)	$16,757	$9,444	$7,313	77.4%

Average sales price (per Mcf)	$5.31	$5.88	$(0.57)	(9.7)%

Additional data (per Mcf):
Gathering and transportation	$0.73	$1.20	$(0.47)	(39.2)%
Operating expenses:
Lease operating expenses	$1.54	$1.43	$0.11	7.7%
Ad valorem and property taxes	$0.40	$0.71	$(0.31)	(43.7)%
Depreciation, depletion, amortization and accretion expense	$2.49	$2.44	$0.05	2.1%
Asset impairment	$8.83	$1.26	$7.57	600.8%
General and administrative expense, excluding stock-based compensation and gain on sale of property	$2.26	$2.55	$(0.29)	(11.4)%
Stock-based compensation	$0.36	$1.73	$(1.37)	(79.2)%

CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars and in thousands, except share amounts)

	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,133	$5,299
Accounts receivable:
Joint interest billing	1,701	1,932
Revenue receivable	2,444	2,121
Fair value of derivative instruments	1,760	2,670
Prepaid costs and other current assets	2,941	1,445
Total current assets	9,979	13,467
PROPERTY AND EQUIPMENT (full cost method), at cost:
Oil and gas properties:
Unproved properties	51,438	54,873
Proved properties	78,096	46,446
Less: accumulated depreciation, depletion, and amortization	(12,228)	(4,764)
Oil and gas properties, net	117,306	96,555
Other property	1,180	1,057
Accumulated depreciation	(778)	(408)
Total other property, net	402	649
Total property and equipment, net	117,708	97,204
OTHER NON-CURRENT ASSETS:
Restricted cash	685	511
Debt issuance costs, net of accumulated amortization of $1,988 and $522, respectively	3,435	—
Accounts receivable – long-term	759	—
Fair value of derivative instruments	—	782
Total other non-current assets	4,879	1,293
Total assets	$132,566	$111,964
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,825	$7,302
Revenue payable	1,678	2,063
Accrued and other liabilities	4,131	10,011
Interest payable	12	952
Stock-based compensation liability	394	—
Flow-through shares liability	—	1,233
Notes payable	—	7,500
Total current liabilities	12,040	29,061
NON-CURRENT LIABILITIES:
Asset retirement obligation	1,713	1,871
Fair value of derivative instruments	183	—
Notes payable	43,056	19,350
Convertible Notes payable	50,195	—
Total non-current liabilities	95,147	21,221
Total liabilities	107,187	50,282
Commitments (Note 10 and Note 13)
STOCKHOLDERS’ EQUITY:
Common Shares, without par value, unlimited common shares authorized, issued and outstanding: 81,087,320 at December 31, 2007 and 80,429,820 at December 31, 2006	69,834	69,518
Additional paid-in capital	5,640	4,910
Accumulated other comprehensive income	7,483	3,877
Accumulated deficit	(57,578)	(16,623)
Total stockholders’ equity	25,379	61,682
Total liabilities and stockholders’ equity	$132,566	$111,964

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars and in thousands, except share amounts)

	Year Ended December 31,
	2007	2006
OPERATING REVENUES:
Natural gas revenue	$16,757	$9,444

OPERATING EXPENSES:
Gathering and transportation	2,313	1,921
Lease operating expenses	6,132	3,443
General and administrative	8,266	6,695
Depreciation, depletion, amortization and accretion of asset retirement obligation	7,976	3,916
Impairment of oil and gas properties	27,861	2,027
Total operating expenses	52,548	18,002
Operating loss	(35,791)	(8,558)
OTHER INCOME (EXPENSE):
Interest expense	(4,745)	—
Interest and other miscellaneous income	219	173
Amortization of debt issuance costs	(1,988)	—
Total other income (expense)	(6,514)	173
Loss before taxes	(42,305)	(8,385)

Recovery of future income tax asset from flow-through shares	1,350	1,524

NET LOSS	$(40,955)	$(6,861)
Basic and diluted net loss per share	$(.51)	$(0.10)
Weighted average number of shares outstanding	80,912,950	70,429,219

CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in U.S. Dollars and in thousands, except share amounts)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(40,955)	$(6,861)
Adjustments to reconcile net loss to net cash used in operating activities:
Recovery of future tax asset from flow-through shares	(1,350)	(1,524)
Stock-based compensation	1,145	2,707
Depreciation, depletion, amortization and accretion of asset retirement obligations	7,976	3,777
Asset impairment	27,861	1,975
Gain on disposition of properties	—	(185)
Amortization of debt issuance costs	1,988	—
Changes in operating working capital:
Accounts receivable	(84)	(3,180)
Other current assets	(3,295)	(666)
Accounts payable	970	(3,331)
Accrued interest and other current liabilities	(1,488)	4,601
Net cash used in operating activities	(7,232)	(2,687)
Cash flows from investing activities:
Restricted cash	(917)	(335)
Capital expenditures - oil and gas properties	(62,240)	(71,258)
Proceeds from sale of gathering system	—	1,000
Other capital expenditures	(55)	(145)
Net cash used in investing activities	(63,212)	(70,738)
Cash flows from financing activities:
Issuance of stock	293	18,660
Flow-through shares	—	2,755
Proceeds from (repayments of) bank debt	12,729	27,532
Proceeds from Convertible Notes payable	51,169	—
Net cash provided by financing activities	64,191	48,947
Effect of exchange rate changes on cash	2,087	275
Net increase (decrease) in cash and cash equivalents	(4,166)	(24,203)
Cash and cash equivalents and beginning of year	5,299	29,502
Cash and cash equivalents at end of year	$1,133	$5,299

Cash paid during the year for:
Interest	$7,288	$—